PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Craig Dwight
Chairman & CEO
Phone:	(219) 873-2725
Fax:	(219) 873-9280
Date:	December 20, 2022

Horizon Bank Announces the retirement of Daniel Hopp and
Appointment Vanessa Williams as New Director

MICHIGAN CITY, Ind., December 22, 2022 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon”) announced today the retirement of Daniel F. Hopp from the Board of Directors (the “Board”) and the appointment of Vanessa P. Williams to serve on the Board of Horizon Bancorp, Inc.

Mr. Hopp will retire from the Board effective December 31, 2022 after serving for the past 18 years and reaching Horizon’s mandatory retirement age. Mr. Hopp began his service to the Board of Directors of Horizon Bank in 2004 and from July 2013 through June 2022 served as Horizon Bancorp’s Lead Director. In his tenure, he served on the Board’s Compensation and Nominating Committee as well as the Corporate Governance Committee.
“Dan has earned the admiration and respect from his fellow directors and employees for his loyalty to Horizon, personal values, good governance practices, business acumen, community service, support for diversity and love for his family,” said Chairman and CEO Craig M. Dwight. “In his confident and professional style, Dan provided sound counsel to Horizon’s Board of Directors and management team during years of rapid growth that included expansion from 10 offices located in northwest Indiana in 2004, to over 70 offices in 2022 with asset growth from $904 million to $7.7 billion,” continued Dwight.

To fill the vacancy resulting from Mr. Hopp’s retirement, the Board appointed Vanessa P. Williams to serve on the Board, effective as of January 1, 2023, for a term expiring at the next annual meeting of shareholders in 2023. Ms. Williams has served on Horizon Bank’s Board of Directors since January 1, 2022 and serves on its Asset and Liability Committee and the Compensation Committee.

“We are very grateful for Dan’s service to the Board, and while he will be missed, we are extremely fortunate to welcome Vanessa to continue his legacy. Her years of experience leading legal affairs, mergers and acquisitions, third–party risk management, data privacy and security is a tremendous asset to the Board, and we look forward to her contributions to the future growth of the Bank,” said Chairman and CEO Craig M. Dwight.

Williams is Senior Vice President and General Counsel of Kelly Services, Inc. (Nasdaq: KELYA, KELYB), a leading global workforce solutions company headquartered in Troy, Mich.

Prior to joining Kelly Services in 2020, Williams was Senior Vice President, Division General Counsel with IHS Markit, Ltd. She joined IHS Markit in 2014 through its acquisition of R.L. Polk & Co., where she served in a variety of roles, including Deputy General Counsel, beginning in 2006. Earlier in her career she was an attorney with the Michigan Basic Property Insurance Association and the law firm of Plunkett & Cooney, P.C. She earned her B.A. from the University of Alabama, J.D. from the College of William and Mary and M.B.A. from Wayne State University.

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.7 billion–asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

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